Exhibit A-14

(Unaudited)

Nicor Energy Services Company

Consolidating Balance Sheet

December 31, 2004

(Millions)

	Nicor Energy Services Company	Nicor Home Services LLC	Adjustments and Eliminations	Consolidated
ASSETS

Current assets
Cash and cash equivalents	$1.1	$0.8	$—	$1.9
Short-term investments, at cost which approximates market	—	0.4	—	0.4
Receivables, less allowances	5.7	2.1	(1.9)	5.9
Other	0.3	1.7	—	2.0

	7.1	5.0	(1.9)	10.2

Investments in continuing subsidiaries	6.7	—	(6.7)	—

Property, plant and equipment, at cost	5.5	2.9	—	8.4
Less accumulated depreciation	1.0	0.9	—	1.9

	4.5	2.0	—	6.5

Other assets	0.8	4.4	—	5.2

	$19.1	$11.4	$(8.6)	$21.9

Exhibit A-14

(Unaudited)

Nicor Energy Services Company

Consolidating Balance Sheet

December 31, 2004

(Millions)

	Nicor Energy Services Company	Nicor Home Services LLC	Adjustments and Eliminations	Consolidated
LIABILITIES AND CAPITALIZATION

Current liabilities
Short-term borrowings	$—	$1.1	$—	$1.1
Accounts payable	4.6	3.0	(1.9)	5.7
Other	1.0	(0.1)	—	0.9

	5.6	4.0	(1.9)	7.7

Deferred credits and other liabilities
Deferred income taxes	0.3	0.4	—	0.7
Other	0.2	0.3	—	0.5

	0.5	0.7	—	1.2

Capitalization
Common stock	5.2	—	—	5.2
Paid-in capital	2.6	6.6	(6.6)	2.6
Retained earnings	5.2	0.1	(0.1)	5.2

	13.0	6.7	(6.7)	13.0

	$19.1	$11.4	$(8.6)	$21.9